================================================================================


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -----------------------

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)

                          DECISIONONE HOLDINGS CORP.
                               (Name of Issuer)

                                 Common Stock
                                $.01 PAR VALUE
                        (Title of Class of Securities)

                            -----------------------

                                  243458 10 0
                                (CUSIP Number)

                      Donaldson, Lufkin & Jenrette, Inc.
                      (Name of Persons Filing Statement)

                             George R. Bason, Jr.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017
                            Tel. No.: 212 450 4340
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                              and Communications)

                               December 29, 1999
                    (Date of Event which Requires Filing of
                                this Statement)

                            -----------------------

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]

================================================================================



                                                   SCHEDULE 13D
             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Merchant Banking Partners II, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               -0-
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D
             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Merchant Banking Partners II-A, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               -0-
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Millennium Partners, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                     8         SHARED VOTING POWER
             EACH REPORTING PERSON
                     WITH                                        -0-

                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Millennium Partners - A, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable


       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE


                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ EAB Partners, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION
                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               -0-
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-


       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    PN
                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Offshore Partners II, C.V.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    Netherlands Antilles

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               -0-
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Merchant Banking II, LLC

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    OO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Merchant Banking II, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               -0-
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Diversified Partners, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                     8         SHARED VOTING POWER
             EACH REPORTING PERSON
                      WITH                                       -0-

                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Diversified Partners- A, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE
                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                      WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Diversified Associates, LP

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                                                       8         SHARED VOTING POWER
               NUMBER OF SHARES
             BENEFICIALLY OWNED BY                               -0-
             EACH REPORTING PERSON
                     WITH                              9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Diversified Partners, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ First ESC L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

                NUMBER OF SHARES                       8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-
       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    OO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ LBO Plans Management Corporation

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                           (a)  [ ]
                                                                                                           (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-


       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    CO
                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJMB Funding II, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    WC

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 7,025,500

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 7,025,500

                                                       10        SHARED DISPOSITIVE POWER

                                                                 7,995,513

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,025,500 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    56.2% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Capital Investors, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 7,025,500

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               7,995,513
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 7,025,500

                                                       10        SHARED DISPOSITIVE POWER

                                                                 7,995,513

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,0255,500 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    56.2% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Sprout Growth II, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-
       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Sprout CEO Fund, L.P.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DLJ Capital Corporation

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    UK Investment Plan 1997 Partners

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                      10         SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    PN

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    UK Investment Plan 1997, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 -0-

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               -0-
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 -0-

                                                       10        SHARED DISPOSITIVE POWER

                                                                 -0-

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    -0-

       14           TYPE OF REPORTING PERSON*

                    CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                        SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Donaldson Lufkin & Jenrette Securities Corporation

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                    (a)  [ ]
                                                                                                                    (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                      [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 DE

                                                          7          SOLE VOTING POWER

                                                                     11,542

                NUMBER OF SHARES                          8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                  -0-
                      WITH
                                                          9          SOLE DISPOSITIVE POWER

                                                                     11,542

                                                          10         SHARED DISPOSITIVE POWER

                                                                     -0-

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 11,542 - See Item 5

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                  [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 .1% - See Item 5

     14          TYPE OF REPORTING PERSON*

                 CO

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Donaldson Lufkin & Jenrette, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)  [ ]
                                                                                                          (b)  [x]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 7,037,042

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               8,007,055
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 7,037,042

                                                       10        SHARED DISPOSITIVE POWER

                                                                 8,007,055


       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    7,037,042 - See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    56.3% - See Item 5

       14           TYPE OF REPORTING PERSON*

                    HC, CO

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                   SCHEDULE 13D

             CUSIP No. 243458 10 0

       1            NAME OF REPORTING PERSON
                    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    AXA Financial, Inc.

       2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                           (a)  [ ]
                                                                                                           (b)  [ ]

       3            SEC USE ONLY

       4            SOURCE OF FUNDS*

                    Not applicable

       5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                    ITEMS 2(d) or 2(e)                                                                         [ ]

       6            CITIZENSHIP OR PLACE OF ORGANIZATION

                    DE

                                                       7         SOLE VOTING POWER

                                                                 See item 5

               NUMBER OF SHARES                        8         SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                               See item 5
                     WITH
                                                       9         SOLE DISPOSITIVE POWER

                                                                 See item 5

                                                       10        SHARED DISPOSITIVE POWER

                                                                 See item 5

       11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    See Item 5

       12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                     [ ]
                    CERTAIN SHARES*

       13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    See Item 5

       14           TYPE OF REPORTING PERSON*

                    CO, HC

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                         SCHEDULE 13D

             CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 AXA

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a)  [ ]
                                                                                                                       (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                         [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                          7          SOLE VOTING POWER

                                                                     See Item 5

                NUMBER OF SHARES                          8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                  See Item 5
                      WITH
                                                          9          SOLE DISPOSITIVE POWER

                                                                     See Item 5

                                                         10          SHARED DISPOSITIVE POWER

                                                                     See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 See Item 5

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                     [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 See Item 5

     14          TYPE OF REPORTING PERSON*

                 HC

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                         SCHEDULE 13D

             CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Finaxa

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                     (a)  [ ]
                                                                                                                       (b)  [ ]
      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                         [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                          7          SOLE VOTING POWER

                                                                     See Item 5

                NUMBER OF SHARES                          8          SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                          9          SOLE DISPOSITIVE POWER

                                                                     See Item 5

                                                         10          SHARED DISPOSITIVE POWER

                                                                     See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 See Item 5

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 See Item 5

     14          TYPE OF REPORTING PERSON*

                 HC

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                       SCHEDULE 13D

             CUSIP No. 243458 10 0

     1          NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AXA Assurances I.A.R.D. Mutuelle

     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [x]
                                                                                                                   (b)  [ ]

     3          SEC USE ONLY

     4          SOURCE OF FUNDS*

                Not applicable

     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                ITEMS 2(d) or 2(e)                                                                                      [ ]

     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                France

                                                         7          SOLE VOTING POWER

                                                                    See Item 5

                NUMBER OF SHARES                         8          SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                                  See Item 5
                      WITH
                                                         9          SOLE DISPOSITIVE POWER

                                                                    See Item 5

                                                         10         SHARED DISPOSITIVE POWER

                                                                    See Item 5

     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                See Item 5

     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                  [ ]
                CERTAIN SHARES*

     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                See Item 5

     14         TYPE OF REPORTING PERSON*

                IC

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                         SCHEDULE 13D

             CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 AXA Assurances Vie Mutuelle

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a)  [x]
                                                                                                                       (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                         [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                          7          SOLE VOTING POWER

                                                                     See Item 5

                NUMBER OF SHARES                          8          SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                          9          SOLE DISPOSITIVE POWER

                                                                     See Item 5

                                                         10          SHARED DISPOSITIVE POWER

                                                                     See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 See Item 5

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                     [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 See Item 5

     14          TYPE OF REPORTING PERSON*

                 IC
                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                          SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 AXA Courtage Assurance Mutuelle

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                        (a)  [x]
                                                                                                                        (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                          [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                           7          SOLE VOTING POWER

                                                                      See Item 5

                NUMBER OF SHARES                           8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                           9          SOLE DISPOSITIVE POWER

                                                                      See Item 5

                                                          10          SHARED DISPOSITIVE POWER

                                                                      See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 See Item 5

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                      [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 See Item 5

     14          TYPE OF REPORTING PERSON*

                 IC

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                          SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 AXA Conseil Vie Assurance Mutuelle

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                        (a)  [x]
                                                                                                                        (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                          [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 France

                                                           7          SOLE VOTING POWER

                                                                      See Item 5

                NUMBER OF SHARES                           8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                           9          SOLE DISPOSITIVE POWER

                                                                      See Item 5

                                                          10          SHARED DISPOSITIVE POWER

                                                                      See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 See Item 5

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                      [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 See Item 5

     14          TYPE OF REPORTING PERSON*

                 IC

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                          SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Claude Bebear, as AXA Voting Trustee

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                          [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 Citizen of France

                                                           7          SOLE VOTING POWER

                                                                      See Item 5

                NUMBER OF SHARES                           8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                   See Item 5
                      WITH
                                                           9          SOLE DISPOSITIVE POWER

                                                                      See Item 5

                                                          10          SHARED DISPOSITIVE POWER

                                                                      See Item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  See Item 5

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                      [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 See Item 5

     14          TYPE OF REPORTING PERSON*

                 IN
                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                       SCHEDULE 13D

             CUSIP No. 243458 10 0

     1          NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Patrice Garnier, as AXA Voting Trustee

     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a)  [ ]
                                                                                                                   (b)  [ ]

     3          SEC USE ONLY

     4          SOURCE OF FUNDS*

                Not Applicable

     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                ITEMS 2(d) or 2(e)                                                                                      [ ]

     6          CITIZENSHIP OR PLACE OF ORGANIZATION

                Citizen of France

                                                         7          SOLE VOTING POWER

                                                                    See Item 5

                NUMBER OF SHARES                         8          SHARED VOTING POWER
             BENEFICIALLY OWNED BY
             EACH REPORTING PERSON                                  See Item 5
                      WITH
                                                         9          SOLE DISPOSITIVE POWER

                                                                    See Item 5

                                                         10         SHARED DISPOSITIVE POWER

                                                                    See Item 5

     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                See Item 5

     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                  [ ]
                CERTAIN SHARES*

     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                See Item 5

     14         TYPE OF REPORTING PERSON*

                IN

                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                                          SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Henri de Clermont-Tonnerre, as AXA Voting Trustee

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [ ]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 Not Applicable

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                          [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 Citizen of France
                                                           7          SOLE VOTING POWER

                                                                      See item 5

                NUMBER OF SHARES                           8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                   See item 5
                      WITH
                                                           9          SOLE DISPOSITIVE POWER

                                                                      See item 5

                                                          10          SHARED DISPOSITIVE POWER

                                                                      See item 5

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 See item 5

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                      [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 See item 5

     14          TYPE OF REPORTING PERSON*

                 IN



                                                          SCHEDULE 13D

              CUSIP No. 243458 10 0

      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Michael Isikow

      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

      3          SEC USE ONLY

      4          SOURCE OF FUNDS*

                 PF

      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                 ITEMS 2(d) or 2(e)                                                                                          [ ]

      6          CITIZENSHIP OR PLACE OF ORGANIZATION

                 Citizen of the United States of America

                                                           7          SOLE VOTING POWER

                                                                      970,013

                NUMBER OF SHARES                           8          SHARED VOTING POWER
              BENEFICIALLY OWNED BY
              EACH REPORTING PERSON                                   7,995,513
                      WITH
                                                           9          SOLE DISPOSITIVE POWER

                                                                      970,013

                                                          10          SHARED DISPOSITIVE POWER

                                                                      7,995,513

     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 970,013

     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                                                      [ ]
                 CERTAIN SHARES*

     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 7.8%

     14          TYPE OF REPORTING PERSON*

                 IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


          The Report on Schedule 13D, originally filed with the Securities and Exchange Commission on May 21, 1997, as amended by Amendment No. 1 filed on August 7, 1997 (the "Schedule 13D") with respect to the shares of common stock, $0.01 par value per share (the "Shares") of DecisionOne Holdings Corp., a Delaware corporation ("DecisionOne"), is hereby amended and supplemented as follows.

          Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule
13D.

          Item 2.  Identity and Background.

          The response set forth in Item 2 of the Schedule 13D is:

          (i) hereby amended by adding to the end of the first paragraph the following:

          "and (32) Michael Isikow ("Isikow")."; and

         (ii) further amended and supplemented by the following information:

          Michael Isikow is a Vice President of MBPII INC, which is the general partner of certain of the DLJ Funds. Isikow's business address is c/o DLJ Merchant Banking, 277 Park Avenue, New York, NY 10172.

          AXA-UAP is now known as AXA, Alpha Assurances Vie Mutuelle is now knows as AXA Conseil Vie Assurance Mutuelle, and The Equitable Companies Incorporated is now known as AXA Financial, Inc.

          Item 3.  Source and Amount of Funds or Other Consideration.

          The response set forth in Item 3 of the Schedule 13D is hereby amended and supplemented by the following information:

          On December 29, 1999, (i) Funding II purchased an aggregate of 6,153,970 Shares from Partners II, Partners II-A, Offshore II, Diversified, Diversified-A, Millennium, Millennium-A, UKIP 1997, Growth II, CEO and DLJCC for a total consideration of $1.00 from cash on hand, and (ii) Isikow purchased an aggregate of 970,013 Shares from EAB and ESC for a total consideration of $1.00 in cash from his personal funds (together, the "Sale Transactions").

          Partners II, Partners II-A, Offshore II, Diversified, Diversified-A, Millennium, Millennium-A, UKIP 1997, Growth II, CEO, DLJCC, EAB and ESC are collectively referred to as the "Transferors".

          Item 4.  Purpose of Transaction.

          The response set forth in Item 4 of the Schedule 13D is hereby amended and supplemented by the following information:

          The Transferors believe that the Shares have no value. The Sale Transactions were undertaken to close out the Transferors' financial interest in the Shares.

          Item 5.  Interest in Securities of the Issuer.

          The response set forth in Item 5 of the Schedule 13D is hereby amended and supplemented by the following information:

          The Sale Transactions were completed on December 29, 1999 (see response to Item 3 above). The aggregate number of Shares involved in the Sale Transactions was 7,123,983. The aggregate consideration for the Shares purchased by Funding II was $1.00 (or $.000000140 per Share) and the aggregate consideration for the Shares purchased by Isikow was $1.00 (or $.00000103 per Share). The Sale Transactions were effected in New York City pursuant to a letter agreement dated December 29, 1999.

          Following the Sale Transactions, the aggregate number of Shares directly owned by Funding II was 7,025,500 Shares, representing 56.2% of the outstanding Shares, and by Isikow was 970,013 Shares, representing 7.8% of the outstanding Shares. Because Isikow is an employee of Funding II, Isikow and Funding II may be deemed to share voting and dispositive power over each other's Shares.

          DLJSC acquires and disposes of Units in the ordinary course of its market-making activities (as market-maker in the Units of DecisionOne). As of December 22, 1999, DLJSC owned 6,075 Units.

          Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

          The response set forth in Item 6 of the Schedule 13D is hereby amended and supplemented by the following information:

          In connection with the
Sale Transactions, Isikow, in a letter addressed to DecisionOne dated December 29, 1999, agreed to be bound by the terms and conditions of the Investors' Agreement, pursuant to Section 3.03 therein.

                                  SIGNATURES

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Merchant Banking Partners II, L.P.

                                         By  DLJ Merchant Banking II, Inc.,
                                             as Managing General Partner


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Merchant Banking Partners II-A,
                                           L.P.


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Millennium Partners, L.P.

                                         By  DLJ Merchant Banking II, Inc.,
                                              as General Partner

                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Millennium Partners -A, L.P.

                                         By  DLJ Merchant Banking II, Inc.,
                                              as General Partner

                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ EAB Partners, L.P.

                                         By  DLJ Merchant Banking II, Inc.,
                                              as General Partner

                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Offshore Partners II, C.V.

                                         By  DLJ Merchant Banking II, Inc.,
                                              as General Partner


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                              Name:  Ivy Dodes
                                              Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Merchant Banking II, LLC

                                         By  DLJ Merchant Banking II, Inc.,
                                              as Managing Member



                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Merchant Banking II, Inc.


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Diversified Partners, L.P.

                                         By  DLJ Diversified Partners, Inc.,
                                              as Managing General Partner


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Diversified Partners-A, L.P.

                                         By  DLJ Diversified Partners, Inc.,
                                              as Managing General Partner


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Diversified Associates, L.P.

                                         By  DLJ Diversified Partners, Inc.,
                                              as General Partner


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Diversified Partners, Inc.



                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                        DLJ First ESC L.P.

                                        By DLJ LBO Plans Management Corporation,
                                            as Manager


                                        By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ LBO Plans Management Corporation


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJMB Funding II, Inc.


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         DLJ Capital Investors, Inc.


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         Sprout Growth II, L.P.

                                         By  DLJ Capital Corporation,
                                              as Managing General Partner


                                         By: /s/ Art Zuckerman
                                             -----------------------------------
                                             Name:  Art Zuckerman
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                          Sprout CEO Fund, L.P.

                                          By DLJ Capital Corporation,
                                              as Managing General Partner



                                          By: /s/ Art Zuckerman
                                              ----------------------------------
                                              Name: Art Zuckerman
                                              Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                          DLJ Capital Corporation


                                          By: /s/ Ivy Dodes
                                              ----------------------------------
                                              Name:  Ivy Dodes
                                              Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                          UK Investment Plan 1997 Partners

                                          By UK Investment Plan 1997, Inc.


                                          By: /s/ Ivy Dodes
                                              ----------------------------------
                                              Name:  Ivy Dodes
                                              Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         UK Investment Plan 1997, Inc.



                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         Donaldson, Lufkin & Jenrette Securities
                                             Corporation


                                         By: /s/ Ivy Dodes
                                             -----------------------------------
                                             Name:  Ivy Dodes
                                             Title: Vice President

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999

                                         Donaldson, Lufkin & Jenrette, Inc.


                                         By: /s/ Charles J. Hendrickson
                                             -----------------------------------
                                             Name:  Charles J. Hendrickson
                                             Title: SVP/Treasurer

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: December 29, 1999



                                         By: /s/ Michael Isikow
                                             -----------------------------------
                                             Name: Michael Isikow

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:

                                         AXA Financial, Inc.


                                         By: /s/ Alvin H. Fenichel
                                             -----------------------------------
                                             Name:  Alvin H. Fenichel
                                             Title: Attorney-in-fact

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:

                                         AXA
                                         Finaxa
                                         AXA Assurances I.A.R.D. Mutuelle
                                         AXA Assurances Vie Mutuelle
                                         AXA Courtage Assurance Mutuelle
                                         AXA Conseil Vie Assurance Mutuelle
                                         Claude Bebear, as AXA Voting Trustee
                                         Patrice Garnier, as AXA Voting Trustee
                                         Henri de Clermont-Tonnerre,
                                             as AXA Voting Trustee

                                         Signed on behalf of each of the above


                                         By: /s/ Alvin H. Fenichel
                                             -----------------------------------
                                             Name:  Alvin H. Fenichel
                                             Title: Attorney-in-fact